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                                                                     EXHIBIT 3.1

                       CERTIFICATE OF AMENDMENT OF THE
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                                  MEDJET INC.

     Medjet Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

     I. The amendment to the Corporation's Amended and Restated Certificate of Incorporation set forth below was duly adopted in accordance with the provisions of Section 242 and has been consented to in writing by the stockholders.

     II. Article Fourth of the Corporation's Amended and Restated Certificate of Incorporation is amended to read in its entirety as follows:

     FOURTH: The aggregate number of shares of capital stock which the Corporation shall have authority to issue is 31,000,000, of which 30,000,000 shall be shares of common stock, par value $.001 per share (the "Common Stock"), and 1,000,000 shall be shares of preferred stock, par value $.01 per share (the "Preferred Stock"). Shares of the Preferred Stock may be issued in one or more series. The number of shares included in any series of Preferred Stock and the full or limited voting powers, if any, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions, of Preferred Stock or any series of Preferred Stock shall be stated in the resolution or resolutions providing for the issuance of Preferred Stock or such series of Preferred Stock adopted by the Board of Directors of the Corporation (the "Board").

     III. The foregoing amendment to the Corporation's Amended and Restated Certificate of Incorporation will become effective on January 31, 2000.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Thomas M. Handschiegel, its Secretary, this 22/nd/ day of November 1999.

                                                  MEDJET INC.


                                                  By: /s/ Thomas M. Handschiegel
                                                      --------------------------
                                                      Thomas M. Handschiegel
                                                      Secretary